EXHIBIT 3.1

CERTIFICATE OF FORMATION
OF

REEF 2012 – 2013 DRILLING FUND, L.P.

A TEXAS LIMITED PARTNERSHIP

Article 1 – Entity Name and Type

The filing entity being formed is a limited partnership. The name of the entity is Reef 2012 – 2013 Drilling Fund, L.P. (the “Partnership”).

Article 2 – Registered Agent and Registered Office

The address of the Partnership’s registered office is 350 N. Saint Paul, Suite 2900, Dallas, Texas 75201, and the name of the Partnership’s registered agent for service of process at such address is CT Corporation System.

Article 3 – Governing Authority

The name and address of the sole general partner is as follows:

Name	Address

Reef Oil & Gas Partners, L.P.	1901 N. Central Expressway, Suite 300 Richardson, Texas 75080

Article 4 – Principal Office

The address of the principal office of the limited partnership in the United States where records are to be kept or made available under Section 153.551 of the Texas Business Organizations Code is 1901 N. Central Expressway, Suite 300, Richardson, Texas 75080.

Effectiveness of Filing

This document becomes effective when the document is filed by the secretary of state.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: September 6, 2012

GENERAL PARTNER:

REEF OIL & GAS PARTNERS, L.P.,

	By:	REEF OIL & GAS PARTNERS, GP, LLC

	By:	/s/ Michael J. Mauceli
Michael J. Mauceli, Manager